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        ONE PRICE CLOTHING STORES, INC. AND SUBSIDIARY

         EXHIBIT 11 -- STATEMENT RE: Computation of Per Share Earnings



                                                                         December 31,           January 1,        January 2,
                                                                            1994                   1994             1993
         PRIMARY
           Average shares outstanding                                      10,287,727           10,167,537       10,020,203
           Net effect of dilutive stock options-
             based on the treasury stock method
             using the average market price                                   237,251              236,313          283,726
                          TOTAL                                            10,524,978           10,403,850       10,303,929

           Net income                                                     $ 4,389,000         $  8,724,000     $  6,846,000

           Net income per share                                           $      0.42         $       0.84     $       0.66

         FULLY DILUTED
           Average shares outstanding                                      10,287,727           10,167,537       10,020,203
           Net effect of dilutive stock options -
             based on the treasury stock method
             using the greater of ending or
             average market price                                             239,083              316,067          333,912
                          TOTAL                                            10,526,810           10,483,604       10,354,115

           Net income                                                     $ 4,389,000         $  8,724,000     $  6,846,000


           Net income per share                                           $      0.42         $       0.83     $       0.66




     Note:      Net income per share for the year ended January 1, 1994 was reported as $0.84 due to the immaterial difference between fully diluted and primary net income per share.


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